Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: David L. Redmond, Executive Vice President & CFO

561-712-6226

dredmond@ameripath.com

AMERIPATH, INC. ANNOUNCES 2005 SECOND QUARTER FINANCIAL RESULTS

Palm Beach Gardens, FL, August 10, 2005 – AmeriPath, Inc. (“AmeriPath” or the “Company”), a leading national provider of cancer diagnostics, genomics, and related information services, reported its financial results for the second quarter ended June 30, 2005.

Net revenues for the second quarter of 2005 increased 14.6% to $143.6 million from $125.3 million in the second quarter of 2004. Net revenues for the six-month period ended June 30, 2005 increased 10.5% to $277.5 million compared to $251.1 million for the six-month period ended June 30, 2004. Same store net revenues for the second quarter of 2005 increased 9.7%, or $12.1 million, when compared to the second quarter of 2004. Same store net revenues for the six-month period ended June 30, 2005 increased 6.2%, or $15.5 million, when compared to the six-month period ended June 30, 2004.

EBITDA (earnings before interest, taxes, depreciation and amortization), which is a non-GAAP financial measure, for the second quarter of 2005 was $26.2 million compared to $19.5 million for the second quarter of 2004. EBITDA for the six-month period ended June 30, 2005 was $46.2 million compared to $35.2 million for the six-month period ended June 30, 2004. A reconciliation of net income to EBITDA is found in the attached table.

Costs of services for the second quarter of 2005 increased to $74.3 million (51.7% of net revenues) from $64.9 million (51.8% of net revenues) in the second quarter of 2004. Costs of services for the six-month period ended June 30, 2005 increased to $147.8 million (53.3% of net revenues) from $131.6 million (52.4% of net revenues) for the six-month period ended June 30, 2004. The increases in costs of services as a percentage of net revenues for the six month period ended June 30, 2005 are primarily due to increases in physician compensation both from adjustments to existing contracts and from additional physicians added in select specialties, and from increased courier and distribution costs associated with the increased revenues from physicians’ offices.

Selling, general and administrative expenses for the second quarter of 2005 were $27.2 million (18.9% of net revenues) compared to $23.2 million (18.5% of net revenues) in the second quarter of 2004. Selling, general and administrative expenses for the six-month period ended June 30, 2005 increased to $52.4 million (18.9% of net revenue) from $47.5 million (18.9% of net revenues) in the six-month period ended June 30, 2004. The Company continues to make investments in information technology and sales and marketing.

The provision for doubtful accounts for the second quarter of 2005 was $18.8 million (13.1% of net revenues) compared to $18.5 million (14.7% of net revenues) in the second quarter of 2004. The provision for doubtful accounts for the six-month period ended June 30, 2005 increased to $36.4 million (13.1% of net revenues) from $35.8 million (14.3% of net revenues) in the six-month period ended June 30, 2004.

Net income for the second quarter of 2005 was $5.1 million compared to net income of $2.1 million for the same quarter of 2004. Net income for the six-month period ended June 30, 2005 was $6.8 million compared to net income of $1.8 million for the six-month period ended June 30, 2004.

More detailed information regarding the business, operations and financial performance of the Company through June 30, 2005, and related and other matters will be included in the Company’s Form 10-Q for the quarter ended June 30, 2005, which is expected to be filed with the SEC on August 11, 2005.

The Company will broadcast its second quarter financial results via conference call on Thursday, August 11, 2005, at 10:00 a.m. Eastern Time. All bondholders are encouraged to participate. This event is available through the Company’s website, http://www.ameripath.com. Listeners should go to the website at least fifteen minutes before the call to register, download, and install any necessary audio software. For those unable to attend the live broadcast, a replay of the webcast will be available for the next 2 months on our website. There is no charge to access the event. A replay of the call will also be available by telephone beginning at noon, August 11th until midnight, August 15th. The dial-in number for the telephone replay is (800) 756-0409, Pass Code #2137.

AmeriPath is a leading national provider of cancer diagnostics, genomics, and related information services. The Company’s extensive diagnostics infrastructure includes the Center for Advanced Diagnostics (CAD), a division of AmeriPath. CAD provides specialized diagnostic testing and information services including Fluorescence In-Situ Hybridization (FISH), Flow Cytometry, DNA Analysis, Polymerase Chain Reaction (PCR), Molecular Genetics, Cytogenetics and HPV Typing. Additionally, AmeriPath provides clinical trial and research development support to firms involved in developing new cancer and genomic diagnostics and therapeutics.

The statements contained in this press release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements - which are sometimes identified by words such as “may”, “should”, “believe”, “expect”, “anticipate”, “estimate” and similar expressions and which include any financial or operating estimates, forecasts or projections - are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These risks and uncertainties could cause actual results to differ materially from results anticipated by forward-looking statements. These risks and uncertainties include: the extent of success of the Company’s operating initiatives and growth strategies; ability to manage growth; access to capital on satisfactory terms; general economic conditions; terrorism or an escalation of hostilities or war; competition and changes in competitive factors; federal and state healthcare regulation (and compliance); reimbursement rates under government and third party healthcare programs and the payments received under such programs; changes in coding; changes in technology; dependence upon pathologists and customer contracts; the ability to attract, motivate, and retain pathologists; labor, technology and insurance costs; marketing and promotional efforts; the availability of pathology practices in appropriate locations that the Company is able to acquire on suitable terms or develop; and the successful completion and integration of acquisitions (and achievement of planned or expected synergies). The forward-looking statements in this press release are made as of the date hereof based on management’s current beliefs and expectations, and the Company undertakes no obligation to update or revise any such statements. Further information regarding risks, uncertainties and other factors that could affect the Company’s financial or operating results or that could cause actual results to differ materially from those expected, estimated or anticipated, are included in the Company’s annual, quarterly, and other reports and filings with the SEC.

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Editor’s Note: This release is also available at http://www.ameripath.com

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AmeriPath, Inc.

Condensed Consolidated Statements of Income

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net revenues	$143,634	$125,317	$277,514	$251,117
Operating costs and expenses:
Costs of services	74,276	64,928	147,776	131,621
Selling, general & administrative	27,162	23,187	52,352	47,459
Provision for doubtful accounts	18,804	18,471	36,440	35,824
Amortization expense	2,853	2,753	5,647	5,567
Asset impairment and related charges	—	—	—	586

Total operating costs and expenses	$123,095	$109,339	$242,215	$221,057

Income from operations	20,539	15,978	35,299	30,060
Interest expense	(12,328)	(11,021)	(24,067)	(22,167)
Change in value of derivative	329	(1,275)	(291)	(1,275)
Gain on sale of managed practice	—	—	454	—
Write-off of deferred financing costs	(345)	(341)	(345)	(3,829)
Other income, net	180	110	284	180

Income before income taxes	8,375	3,451	11,334	2,969
Provision for income taxes	3,315	1,335	4,515	1,157

Net income	$5,060	$2,116	$6,819	$1,812

AmeriPath, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) June 30, 2005	December 31, 2004
Cash and cash equivalents	$11,565	$20,980
Restricted cash	16,387	17,940
Accounts receivable, net	85,833	76,567
Inventories	2,486	2,335
Deferred tax asset, net	13,345	13,345
Other current assets	2,831	4,823

Total current assets	132,447	135,990

Property and equipment, net	40,429	30,964

Other assets	798,826	797,355

Total assets	$971,702	$964,309

Total current liabilities	$64,795	$65,922

Long-term debt	485,521	495,171
Other liabilities	32,005	29,220
Deferred tax liabilities, net	15,904	15,904

Total long-term liabilities	533,430	540,295

Total stockholder’s equity	373,477	358,092

Total liabilities and stockholder’s equity	$971,702	$964,309

AmeriPath, Inc.

Reconciliation of Net Income to EBITDA (Unaudited)

(In thousands)

		Three Months Ended June 30,		Six Months Ended June 30,
		2005	2004	2005	2004
	Net income	$5,060	$2,116	$6,819	$1,812

Add Back:	Interest	12,328	11,021	24,067	22,167
	Taxes	3,315	1,335	4,515	1,157
	Depreciation and amortization	5,514	5,010	10,807	10,034

EBITDA(1)		26,217	19,482	46,208	35,170

Plus:	Asset impairment and related charges	—	—	—	586
	Gain on sale of managed practice	—	—	(454)	—
	Change in value of derivative	(329)	1,275	291	1,275
	Severance costs	—	—	—	1,400
	Write-off of deferred financing costs	345	341	345	3,829

	EBITDA (excluding asset impairment and related charges, gain on sale of managed practice, change in value of derivative, severance costs, and write-off of deferred financing costs)	$26,233	$21,098	$46,390	$42,260

(1)	EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA, a non-GAAP financial measure, is presented herein because management believes it is a widely accepted financial indicator of the ability to incur and service debt. Our presentation of EBITDA is intended to supplement, and not replace, our presentation of net income or other GAAP measures. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.